MONTHLY REPORT - DECEMBER 2007

                          Providence Select Fund, LP
              The net asset value of a unit as of December 31, 2007
                   was $ 902.94, up 2.3% from $ 882.30 per unit
                               as of November 30, 2007.

                     STATEMENT OF CHANGES IN NET ASSET VALUE

                                               Current Period      Year to Date
Net Asset Value (3,668.801 units)at            $ 3,236,992.74          2,000.00
   November 30, 2007
Addition of 40.559 units on December 1,             35,785.53      3,598,359.56
   2007
Redemption of 15.972 units on December 31,         (14,421.76)       (41,710.23)
   2007
Net Income (Loss)                                   76,567.57       (223,725.25)
                                               ---------------    --------------
Ending Net Asset Value (3693.388 units)      $   3,334,924.08      3,334,924.08
   on December 31, 2007                        ===============    ==============
Net Asset Value per Unit at                  $         902.94
December 31, 2007


                        STATEMENT OF INCOME AND EXPENSE
Income:
   Gain (loss) on trading of commodity
      futures:
      Realized gain (loss) on closed contracts     $  40,468.26      36,804.00

      Change in unrealized gain (loss) on open        69,155.33      48,796.71
         contracts

   Interest income                                     7,209.33      68,670.82
                                                  --------------   ------------
Total: Income                                        116,832.92     154,271.53
Expenses:
   Brokerage commissions                              16,020.38     106,944.07

   Operating expenses                                  8,687.47     139,519.17

   Incentive fee                                             0       26,850.72

   Management fee                                      6,675.16      44,505.42
   Continuing service fee                              8,882.34      60,177.40
   Organizational & offering expenses                         0              0
                                                  --------------   ------------
Total: Expenses                                       40,265.35     377,996.78
                                                  ==============   =============
Net Income (Loss) - December, 2007                $   76,567.57    (223,725.25)


                                     To the best of my knowledge and belief,
                                     the information contained herein is
                                     accurate and complete.

                                         /s/ Michael P. Pacult
                                         Michael P. Pacult, President
                                         White Oak Financial Services. Inc.
                                         General Partner
                                         Providence Select Fund. LP